EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors and Stockholders

Cytec Industries Inc.:

We consent to the use of our reports dated February 27, 2008, with respect to the consolidated balance sheets of Cytec Industries Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference.

Our report on the consolidated financial statements refers to Cytec Industries, Inc.’s adoption of Financial Accounting Standards Board (“FASB”) Staff Position No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities”, on January 1, 2007 through retroactive restatement of the prior periods’ financial statements, FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109”, effective January 1, 2007, Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106 and 132R,” at the end of 2006, and SFAS No. 123(R), “Share-Based Payment”, and the Securities and Exchange Commission’s Staff Accounting Bulletin 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements”, effective January 1, 2006.

/s/ KPMG LLP

Short Hills, New Jersey

June 12, 2008